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                                                                 EXHIBIT 10.24


                                 LOAN AGREEMENT

                                  June 11, 1997



Vertex Communications Corporation
2600 N. Longview Street
Kilgore, Texas 75662

Ladies and Gentlemen:

    This Loan Agreement (the "Loan Agreement") will serve to set forth the terms of a certain financing transaction by and between VERTEX COMMUNICATIONS CORPORATION ("Borrower") and BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Bank"):

1. CREDIT FACILITY. Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments and documents evidencing, securing, governing, guaranteeing and/or pertaining to the Loans, as hereinafter defined (collectively, together with the Loan Agreement, referred to hereinafter as the "Loan Documents"), Bank hereby agrees to provide to Borrower the credit facility hereinbelow (the "Credit Facility"):

     a. Revolving Line of Credit. Subject to the terms and conditions set forth herein, Bank agrees to lend to Borrower, on a revolving basis from time to time during the period commencing on the date hereof and continuing through and including 11:00 a.m. (Central Time) on June 11, 1999 ( the "Termination Date"), such amounts as Borrower may request hereunder; provided, however, the total principal amount outstanding at any time shall not exceed $15,000,000.00 less the amount of the outstanding Letter of Credit Liabilities (hereinafter defined) (the "Revolving Line of Credit"). Subject to the terms and conditions hereof, Borrower may borrow, repay and reborrow hereunder. The sums advanced under the Revolving Line of Credit shall be used for working capital.

     b. Letters of Credit. Subject to the terms and conditions set forth herein, Bank agrees to issue one or more documentary or stand-by letters of credit (collectively, the "Letters of Credit") for the account of Borrower from time to time from the date hereof to and including the Termination Date; provided, however, that the Bank's outstanding commitments under all outstanding Letters of Credit (the "Letter of Credit Liabilities") shall not at any time exceed $5,000,000.00. All Letters of Credit shall have an expiration date no more than two (2) years from date of issuance, must support a transaction that is entered into in the ordinary course of business, must otherwise be satisfactory in form and substance to Bank, and shall be issued pursuant to such documents and instruments, including, without limitation, Bank's standard application and agreement for issuance of documentary and stand-by letters of credit, as then in effect as Bank may require. No Letter of Credit shall require any payment by Bank to the beneficiary thereunder pursuant to a drawing prior to the third business day following presentment of a draft and any related documents to Bank. Each Letter of Credit shall be issued on at least three (3) business days prior notice from Borrower to Bank. Each payment by Bank pursuant to a drawing under a Letter of Credit must be repaid to Bank immediately by Borrower in accordance with the terms of the subject Letter of Credit Application. Borrower shall pay to Bank a letter of credit fee payable on the date each Letter of Credit is issued in an amount equal to one percent (1%) per annum of the stated amount of such Letter of Credit, for the stated term of such Letter of Credit, based on a 360 day year and the actual number of days elapsed.


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All advances under the Credit Facility and obligations of Borrower to Bank under the Letters of Credit shall be collectively called the "Loan". Bank reserves the right to require Borrower to give Bank not less than one (1) business day prior notice of each requested advance under the Credit Facility, specifying (i) the aggregate amount of such requested advance, (ii) the requested date of such advance, and (iii) the purpose for such advance, with such advances to be requested in a form satisfactory to Bank.

2. PROMISSORY NOTE. The Loan shall be evidenced by one or more promissory notes (together with any renewals, extensions and increases thereof, the "Note") duly executed by Borrower and payable to the order of Bank, in form and substance acceptable to Bank. Interest on the Note shall accrue at the rate set forth therein. The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

3.   COLLATERAL. The Loan shall be unsecured.

4. GUARANTORS. As a condition precedent to the Bank's obligation to make the Loan to Borrower, Borrower agrees to cause Gamma-f Corp., TIW Systems, Inc., and Maxtech, Inc. (whether one or more, the "Guarantors") to each execute and deliver to Bank contemporaneously herewith a guaranty agreement, in form and substance satisfactory to Bank.

5. REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants, and upon each request for an advance under the Credit Facility further represents and warrants, to Bank as follows:

     a. Existence. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and all other states where it is doing business, and has all requisite power and authority to execute and deliver the Loan Documents.

     b. Binding Obligations. The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents by Borrower have been duly authorized by all necessary action by Borrower, and constitute legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

     c. No Consent. The execution, delivery and performance of this Loan Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) conflict with, result in a violation of, or constitute a default under (A) any provision of its articles or certificate of incorporation or bylaws, or any agreement or other instrument binding upon Borrower, or (B) any law, governmental regulation, court decree or order applicable to Borrower, or (ii) require the consent, approval or authorization of any third party.

     d. Financial Condition. Each financial statement of Borrower supplied to the Bank truly discloses and fairly presents Borrower's financial condition as of the date of each such statement. There has been no material adverse change in such financial condition or results of operations of Borrower subsequent to the date of the most recent financial statement supplied to the Bank.

     e. Litigation. There are no actions, suits or proceedings, pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or

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         governmental department, commission or board, which, if determined adversely to Borrower, would have a material adverse effect on the financial condition, properties, or operations of Borrower.

     f. Taxes; Governmental Charges. Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

6. CONDITIONS PRECEDENT TO ADVANCES. Bank's obligation to make any advance under this Loan Agreement and the other Loan Documents shall be subject to the conditions precedent that, as of the date of such advance and after giving effect thereto (i) all representations and warranties made to Bank in this Loan Agreement and the other Loan Documents shall be true and correct, as of and as if made on such date, (ii) no material adverse change in the financial condition of Borrower since the effective date of the most recent financial statements furnished to Bank by Borrower shall have occurred and be continuing, (iii) no event has occurred and is continuing, or would result from the requested advance, which with notice or lapse of time, or both, would constitute an Event of Default (as hereinafter defined), and (iv) Bank has received all Loan Documents appropriately executed by Borrower and all other proper parties.

7. AFFIRMATIVE COVENANTS. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower agrees and covenants that it will, unless Bank shall otherwise consent in writing:

     a. Accounts and Records. Maintain its books and records in accordance with generally accepted accounting principles.

     b. Right of Inspection. Permit Bank to visit its properties and installations and to examine, audit and make and take away copies or reproductions of Borrower's books and records, at all reasonable times.

     c. Right to Additional Information. Furnish Bank with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to Borrower's financial condition and business operations as Bank may request from time to time.

     d. Compliance with Laws. Conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower its businesses, operations and properties (including without limitation, all applicable environmental statutes, rules, regulations and ordinances).

     e. Taxes. Pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to


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         such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

     f. Insurance. Maintain insurance, including but not limited to, fire insurance, comprehensive property damage, public liability, worker's compensation, business interruption and other insurance deemed necessary or otherwise required by Bank.

     g. Notice of Indebtedness. Promptly inform Bank of the creation, incurrence or assumption by Borrower of any actual or contingent liabilities not permitted under this Loan Agreement.

     h. Notice of Litigation. Promptly after the commencement thereof, notify Bank of all actions, suits and proceedings before any court or any governmental department, commission or board affecting Borrower or any of its properties.

     i. Notice of Material Adverse Change. Promptly inform Bank of (i) any and all material adverse changes in Borrower's financial condition, and
         (ii) all claims made against Borrower which could materially affect the financial condition of Borrower.

     j. Additional Documentation. Execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments or documents which Bank may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

     k. Unused Fee. Pay to Bank a fee, for the period commencing on the date of this Agreement and ending on and including the maturity date of the Note evidencing the Revolving Line of Credit, computed at a rate equal to one-fourth of one percent (.25%) per annum, calculated on the daily average unused portion of the Revolving Line of Credit, such fee being payable quarterly in arrears on the last calendar day of each calendar quarter, and on the maturity date of the Note evidencing the Revolving Line of Credit.

8. NEGATIVE COVENANTS. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will not, without the prior written consent of Bank:

     a. Nature of Business. Make any material change in the nature of its business as carried on as of the date hereof.

     b. Liquidations, Mergers, Consolidations. Liquidate, merge or consolidate with or into any other entity.

     c. Sale of Assets. Sell, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

     d. Liens. Create or incur any lien or encumbrance on any of its assets, other than (i) liens and security interests securing indebtedness owing to Bank, (ii) liens for taxes, assessments or similar charges either
         (1) not yet due or (2) being contested in good faith by appropriate proceedings and for which Borrower has established adequate reserves,
         (iii) liens and security interest existing as of the date hereof which have been disclosed to and approved by the Bank in writing, and (iv) purchase money liens as permitted in (iii) of subparagraph (e) below.



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     e.  Indebtedness. Create, incur or assume any indebtedness for borrowed money or issue or assume any other note, debenture, bond or other evidences of indebtedness, or guarantee any such indebtedness or such evidences of indebtedness of others, other than (i) borrowings from Bank, (ii) borrowings outstanding on the date hereof and disclosed in writing to Bank, and (iii) purchase money indebtedness not to exceed in principal balance at any time in excess of $500,000.00.

     f. Transfer of Ownership. Permit the sale, pledge or other transfer of any of the ownership interest in Borrower.

     g.  Loans.  Make any loans to any person or entity.

     h. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate (as hereinafter defined) of Borrower, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would be obtained in a comparable arm's-length transaction with a person or entity not an Affiliate of Borrower. As used herein, the term "Affiliate" means any individual or entity directly or indirectly controlling, controlled by, or under common control with, another individual or entity.

9. FINANCIAL COVENANTS. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will maintain the following financial covenants:

     a. Current Ratio. Borrower will maintain, as of the last day of each fiscal quarter, a ratio of (a) current assets (excluding prepaid expenses), to (b) current liabilities including the unpaid balance of the Revolving Line of Credit, of not less than 1.5 to 1.0.

     b. Tangible Net Worth. Borrower will maintain, as of the last day of each fiscal quarter, its Tangible Net Worth at not less than ninety percent (90%) of its actual total net worth on the date Borrower acquires TIW Systems, Inc.; provided however, that effective with the first quarter of each fiscal year after the date of this Agreement, the required minimum Tangible Net Worth shall be equal to the required Tangible Net Worth as of the end of the preceding fiscal year plus 50% of Borrower's reported net income for the preceding fiscal year plus 100% of the amount of any equity issuance during the preceding fiscal year .

     c. Debt/Cash Flow. Borrower will maintain, as of the last day of each fiscal quarter, a ratio of (a) senior funded debt plus outstanding standby Letters of Credit for the 12 month period ending with such fiscal quarter, to (b) earnings before interest, depreciation, and amortization, for such 12 month period, of not less than 3.0 to 1.0.

     d. Fixed Charge Ratio. Borrower will maintain, as of the end of each fiscal quarter, a ratio of (a) earnings before interest, depreciation, and amortization, less internally funded capital expenditures, for the 12 month period ending with such fiscal quarter, to (b) interest expense and current maturities of long-term debt, for such 12 month period, of not less than 1.5 to 1.0.

As used herein, the term "Tangible Net Worth" means, as of any date, Borrower's total assets excluding all intangible assets, less capitalized development costs and total liabilities excluding any Subordinated Debt. As used herein, the term "Subordinated Debt" means any indebtedness owing by Borrower which has been subordinated by written agreement to all indebtedness now or hereafter owing by Borrower to Lender, such


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agreement to be in form and substance acceptable to Lender. Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

10. REPORTING REQUIREMENTS. Until (i) the Note and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, and (ii) the Bank has no further commitment to lend hereunder, Borrower will, unless Bank shall otherwise consent in writing, furnish to Bank:

     a. Interim Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarter of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal quarter, all in form and substance and in reasonable detail satisfactory to Bank and duly certified (subject to year-end review adjustments) by the President and/or Chief Financial Officer of Borrower (i) as being true and correct in all material aspects to the best of his or her knowledge and
         (ii) as having been prepared in accordance with generally accepted accounting principles, consistently applied.

     b. Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, a balance sheet and income statement of Borrower as of the end of such fiscal year, in each case audited by independent public accountants of recognized standing acceptable to Bank.

     c. Compliance Certificate/Jobs Status Report. Within forty-five (45) days after the end of each quarter of each fiscal year, (i) a certificate signed by President or Chief Financial Officer of Borrower stating that Borrower is in full compliance with all of its obligations under this Loan Agreement and all other Loan Documents and is not in default of any term or provisions hereof or thereof, and demonstrating compliance with all financial ratios and covenants set forth in this Loan Agreement, and (ii) a jobs status report as of the end of such fiscal quarter.

11. EVENTS OF DEFAULT. Each of the following shall constitute an "Event of Default" under this Loan Agreement:

     a. The failure of Borrower to pay when due any part of the principal of, or interest on, the Note or any other indebtedness or obligations owing to Bank by Borrower from time to time, and the continuation of such condition for a period of five (5) days after written notice thereof by Bank to Borrower.

     b. The failure of Borrower or any Obligated Party (as defined below) to timely and properly observe, keep or perform any covenant, agreement, warranty or condition required herein or in any of the other Loan Documents, and the continuation of such failure for a period of thirty
         (30) days after written notice thereof by Bank to Borrower.

     c. The occurrence of an event of default under any of the other Loan Documents or under any other agreement now existing or hereafter arising between Bank and Borrower.

     d. Any representation contained herein or in any of the other Loan Documents made by Borrower or any Obligated Party is false or misleading in any material respect.

     e. The occurrence of any event which permits the acceleration of the maturity of any indebtedness owing by Borrower to any third party under any agreement or understanding.

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     f.   If Borrower or any Obligated Party: (i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within sixty (60) days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy or similar laws (all of the foregoing hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within sixty (60) days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization or other relief of debtors now or hereafter existing is requested or consented to by such party;
          (v) fails to have discharged within a period of thirty (30) days any attachment, sequestration or similar writ levied upon any property of such party; or (vi) fails to pay within thirty (30) days any final money judgment against such party.

Nothing contained in this Loan Agreement shall be construed to limit the events of default enumerated in any of the other Loan Documents and all such events of default shall be cumulative. The term "Obligated Party", as used herein, shall mean any party other than Borrower who secures, guarantees and/or is otherwise obligated to pay all or any portion of the indebtedness evidenced by the Notes.

12. REMEDIES. Upon the occurrence of any one or more of the foregoing Events of Default, (a) the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness owing to Bank by Borrower at such time shall, at the option of Bank, become immediately due and payable without further notice, demand, presentation, notice of dishonor, notice of intent to accelerate, notice of acceleration, protest or notice of protest at any kind, all of which are expressly waived by Borrower. All rights and remedies of Bank set forth in this Loan Agreement and in any of the other Loan Doicuments may also be exercised by Bank, at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default.

13. RIGHTS CUMULATIVE. All rights of Bank under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Bank under any and all other agreements between Borrower and Bank (including, but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Bank under the terms of any other agreement.

14. WAIVER AND AGREEMENT. Neither the failure nor any delay on the part of Bank to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Bank, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing. No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

15. BENEFITS. This Loan Agreement shall be binding upon and inure to the benefit of Bank and Borrower, and their respective successors and assigns, provided, however, that Borrower may not, without the prior written consent of Bank, assign any rights, powers, duties or obligations under this Loan Agreement or any of the other Loan Documents.

16. NOTICES. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth on the signature page hereof and shall be deemed to have been received either, in the case of personal delivery, as of the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address.

17. CONSTRUCTION. This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, shall be governed by and construed in accordance with the laws of the State of Texas, and shall be performable by the parties hereto in the county in Texas where the Bank's address set forth on the signature page hereof is located.

18. INVALID PROVISIONS. If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.

19. EXPENSES. Borrower shall pay all costs and expenses (including, without limitation, reasonable attorneys' fees) in connection with (i) any action required in the course of administration of the indebtedness and obligations evidenced by the Loan Documents, and (ii) any action in the enforcement of Bank's rights upon the occurrence of Event of Default.

20. PARTICIPATION OF THE LOANS. Borrower agrees that Bank may, at its option, sell interests in the Loans and its rights under this Loan Agreement to a financial institution or institutions and, in connection with each such sale, Bank may disclose any financial and other information available to Bank concerning Borrower to each perspective purchaser.

21. ENTIRE AGREEMENT. This Loan Agreement (together with the other Loan Documents) contains the entire agreement among the parties regarding the subject matter hereof and supersedes all prior written and oral agreements and understandings among the parties hereto regarding same.

22.  CONFLICTS. The notice and cure provisions set forth in Subparagraphs 11
     (a), (b), and (c) above shall be applicable to corresponding Events of Default or Defaults under all other Loan Documents, and to the extent the terms and provisions of any of such other Loan Documents are in conflict or are inconsistent therewith, Subparagraphs 11 (a), (b), and (c) and this Paragraph 22 shall control. In the event any term or provision hereof is inconsistent with or conflicts with any provision of the other Loan Documents, the terms and provisions contained in this Loan Agreement shall be controlling.

23. COUNTERPARTS. This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same instrument.

     If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning this Loan Agreement to the undersigned.

                                Very truly yours,


                                BANK ONE, TEXAS, NATIONAL ASSOCIATION

                                By:
                                   ------------------------------------
                                Name:
                                     ----------------------------------
                                Title:
                                      ---------------------------------

                                 Bank's Address:
                                 1717 Main Street
                                 Dallas, Texas 75201
                                 Attn.: Paul Voorhies


ACCEPTED as of the date first written above.

BORROWER:

VERTEX COMMUNICATIONS CORPORATION


By:
   ------------------------------------
Name:
     ----------------------------------
Title:
      ---------------------------------

Borrower's Address:

2600 N. Longview Street
Kilgore, Texas 75662

                                 PROMISSORY NOTE


$15,000,000.00                                                   June 11, 1997


     FOR VALUE RECEIVED, on or before June 11, 1999 ("Maturity Date"), VERTEX COMMUNICATONS CORPORATION ("Borrower") does hereby unconditionally promise to pay to the order of BANK ONE, TEXAS, NATIONAL ASSOCIATION ("Bank"), at its offices in Dallas County, Texas at 1717 Main Street, Dallas, Texas 75201, the principal amount of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) ("Total Principal Amount"), or such amount less than the Total Principal Amount which is outstanding from time to time if the total amount outstanding under this Promissory Note ("Note") is less than the Total Principal Amount, in lawful money of the United States of America, together with interest on such portion of the Total Principal Amount which has been drawn until paid at the rates per annum provided below.

     1. Definitions. For purposes of this Note, unless the context otherwise requires, the following terms shall have the definitions assigned to such terms as follows:

     "Adjusted Base Rate" shall mean a rate per annum equal to the Base Rate.

     "Adjusted LIBOR Rate" shall mean with respect to each Interest Period, on any day thereof an amount equal to the sum of (i) one and one-half percent (1.5%), plus, (ii) the quotient of (a) the LIBOR Rate with respect to such Interest Period, divided by (b) the remainder of 1.0 less the Reserve Requirement in effect on such day. Each determination by Bank of the Adjusted LIBOR Rate shall, in the absence of manifest error, be conclusive and binding.

     "Base Rate" shall mean the rate established from time to time by Bank as its Base Rate of interest (which may not be the lowest, best or most favorable rate of interest which Bank may charge on loans to its customers).

     "Base Rate Balance" shall mean that portion of the principal balance of this Note bearing interest at a rate based upon the Adjusted Base Rate.

     "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

     "Consequential Loss" shall mean, with respect to Borrower's payment of all or any portion of the then-outstanding principal amount of any LIBOR Balance on a day other than the last day of the Interest Period related thereto, any loss, cost or expense incurred by Bank in redepositing such principal amount, including the sum of (i) the interest which, but for such payment, Bank would have earned in respect of such principal amount so paid, for the remainder of the Interest Period applicable to such sum, reduced, if Bank is able to redeposit such principal amount so paid for the balance of such Interest Period, by the interest earned by Bank as a result of so redepositing such principal amount plus (ii) any expense or penalty incurred by Bank on redepositing such principal amount.

     "Contract Rate" shall mean a rate of interest based upon the Adjusted LIBOR Rate or Adjusted Base Rate in effect at any time pursuant to an Interest Notice.

     "Dollars" shall mean lawful currency of the United States of America.

     "Event of Default" shall mean the (a) failure of Borrower to pay any installment of principal of or interest on this Note to Bank when due, (b) the occurrence of an event of default specified in any of the other Loan Documents, or (c) the bankruptcy or insolvency of, the assignment for the benefit of creditors by, or the appointment of a receiver for any of the property of, or the liquidation, termination, dissolution or death or legal incapacity of, any part liable for the payment of this Note, whether as maker, endorser, guarantor, surety or otherwise.

     "Excess Interest Amount" shall mean, on any date, the amount by which (i) the amount of all interest which would have accrued prior to such date on the principal of this Note, had the applicable Contract Rate at all times been in effect without limitation by the Maximum Rate, exceeds (ii) the aggregate amount of interest accrued on this Note on or prior to such date.

     "Interest Notice" shall mean the notice given by Borrower to Bank of the Interest Options selected hereunder. Each Interest Notice shall specify the Interest Option selected, the amount of the unpaid principal balance of this Note to bear interest at the rate selected and, if the Adjusted LIBOR Rate is specified, the length of the applicable Interest Period. An Interest Notice may be written or oral (if promptly confirmed thereafter in writing) and Bank is hereby authorized and directed to honor all telephonic Interest Notices from any person authorized to request advances hereunder.

     "Interest Option" shall have the meaning assigned to such term in paragraph 6 hereof.

     "Interest Payment Date" shall mean (i) in the case of the Base Rate Balance, the first day of each month during the term of the Note and on the Maturity Date, and (ii) in the case of any LIBOR Balance, the last day of the corresponding Interest Period with respect to such LIBOR Balance and the Maturity Date; provided, however, such interest shall also be due and payable, on any LIBOR Balance whose corresponding Interest Period is 180 days, on the 91st day of such Interest Period.

     "Interest Period" shall mean, with respect to any LIBOR Balance, a period commencing: (i) on any date which, pursuant to an Interest Notice, the principal amount of such LIBOR Balance begins to accrue interest at the Adjusted LIBOR Rate, or (ii) the Business Day following the last day of the immediately preceding Interest Period in the case of a rollover to a successive Interest Period and ending 30, 60, 90 or 180 days thereafter as Borrower shall elect in accordance with the provisions hereof; provided, that: (A) any Interest Period which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the succeeding LIBOR Business Day and (B) any Interest Period which would otherwise end after the Maturity Date shall end on the Maturity Date.

     "LIBOR Balance" shall mean any principal balance of this Note which, pursuant to an Interest Notice, bears interest at a rate based upon the Adjusted LIBOR Rate for the Interest Period specified in such Interest Notice.

     "LIBOR Business Day" shall mean a day on which dealings in Dollars are carried out in the London interbank eurodollar market.

     "LIBOR Rate" shall mean, with respect to each Interest Period, the rate of interest per annum at which deposits in Dollars are offered by the major London clearing banks, as reported by Knight-Ridder news service (or such other similar news reporting service as Bank may subscribe to at the time such LIBOR Rate is determined), in the London interbank Eurodollar market for a period of time equal or comparable to such Interest Period and in an amount equal to or comparable to the principal amount of the LIBOR Balance to which such Interest Period relates. The LIBOR Rate for such Interest Period to which it relates shall (i) be determined as of 11:00 a.m. (London, England time) two (2) LIBOR Business Days prior to the first day of such Interest Period, or at such earlier time as determined by Bank, and (ii) shall be rounded upward, if necessary, to the nearest one-one hundredth of one.

     "Loan Agreement" shall mean that certain Loan Agreement of even date herewith by and between Bank and Borrower, as amended from time to time.

     "Loan Documents" shall mean this Note, the Loan Agreement and all other documents evidencing, securing, governing, guaranteeing and/or pertaining to this Note.

     "Maximum Rate" shall mean, with respect to the holder hereof, the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note under the laws which are presently in effect in the United States and the State of Texas applicable to such holder and such indebtedness or, to the extent permitted by law, under such applicable laws of the United States and the State of Texas which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. To the extent that TEX. REV. CIV. STAT. ANN. art. 5069-1.04, as amended (the "Act"), is relevant to any holder of this Note for the purposes of determining the Maximum Rate, each such holder elects to determine such applicable legal rate under the Act pursuant to the "indicated rate ceiling," from time to time in effect, as referred to and defined in article 1.04(a)(1) of the Act;

subject, however, to the limitations on such applicable ceiling referred to and defined in article 1.04(b)(2) of the Act, and further subject to any right such holder may have subsequently, under applicable law, to change the method of determining the Maximum Rate. If no Maximum Rate is established by applicable law, then the Maximum Rate shall be equal to eighteen percent (18%).

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and shall include any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

     "Reserve Requirement" shall, on any day, mean that percentage (expressed as a decimal fraction) which is in effect on such day, as provided by the Board of Governors of the Federal Reserve System (or any successor governmental body) for determining the reserve requirements (including without limitation, basic, supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation. For purposes of this definition, any LIBOR Balances hereunder shall be deemed "Eurocurrency liabilities" under Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D Bank's determination of the Reserve Requirement shall be conclusive.

     2. Payments of Interest and Principal. Interest on the unpaid principal balance of this Note shall be due and payable on each Interest Payment Date as it accrues and the entire unpaid principal balance of this Note, and all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

     3. Rates of Interest. The unpaid principal of the Base Rate Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Adjusted Base Rate in effect from day to day, or (ii) the Maximum Rate. The unpaid principal of each LIBOR Balance shall bear interest at a rate per annum which shall from day to day be equal to the lesser of (i) the Adjusted LIBOR Rate for the Interest Period in effect with respect to such LIBOR Balance, or (ii) the Maximum Rate. Each change in the interest rate applicable to a Base Rate Balance shall become effective without prior notice to Borrower automatically as of the opening of business on the date of such change in the Adjusted Base Rate. Interest on this Note shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days.

     4. Interest Recapture. If on each Interest Payment Date or any other date on which interest payments are required hereunder, Bank does not receive interest on this Note computed at the Contract Rate because such Contract Rate exceeds or has exceeded the Maximum Rate, then Borrower shall, upon the written demand of Bank, pay to Bank in addition to the interest otherwise required to be paid hereunder, on each Interest Payment Date thereafter, the Excess Interest Amount (calculated as of such later Interest Payment Date);

provided that in no event shall Borrower be required to pay, for any Interest Period, interest at a rate exceeding the Maximum Rate effective during such period.

     5. Interest on Past Due Amounts. To the extent any interest is not paid on or before the fifth day after it becomes due and payable, Bank may, at its option, add such accrued but unpaid interest to the principal of this Note. Notwithstanding anything herein to the contrary, upon an Event of Default or at maturity, whether by acceleration or otherwise, all principal of this Note shall, at the option of Bank, bear interest at the Maximum Rate until paid.

     6. Interest Option. Subject to the provisions hereof, Borrower shall have the option (an "Interest Option") of having designated portions of the unpaid principal balance of this Note bear interest at a rate based upon the Adjusted LIBOR Rate or Adjusted Base Rate as provided in paragraph 3 hereof; provided, however, that the selection of the Adjusted LIBOR Rate for a particular Interest Period shall not be for less than $100,000.00 of unpaid principal or an integral multiple thereof. The Interest Option shall be exercised in the manner provided below:

         (i) At Time of Borrowing. Contemporaneously with each request for an advance by Borrower under Paragraph 9 herein, Borrower shall give Bank an Interest Notice indicating the initial Interest Option selected with respect to the principal balance of such advance.

         (ii) At Expiration of Interest Periods. Unless otherwise agreed to by Bank, at least two (2) Business Days prior to the termination of any Interest Period, Borrower shall give Bank an Interest Notice indicating the Interest Option to be applicable to the corresponding LIBOR Balance upon the expiration of such Interest Period. If the required Interest Notice shall not have been timely received by Bank prior to the expiration of the then-relevant Interest Period, Borrower shall be deemed to have selected a rate based upon the Adjusted Base Rate to be applicable to such LIBOR Balance upon the expiration of such Interest Period and to have given Bank notice of such selection.

         (iii) Conversion From Adjusted Base Rate. During any period in which any portion of the principal hereof bears interest at a rate based upon the Adjusted Base Rate, Borrower shall have the right, on any Business Day (the "Conversion Date"), to convert all or a portion of such principal amount from the Base Rate Balance to a LIBOR Balance by giving Bank an Interest Notice of such selection at least two (2) Business Days prior to such Conversion Date, or as otherwise agreed to by Bank.

An Interest Notice may be written or oral and Bank is hereby authorized and directed to honor all telephonic Interest Notices hereunder. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring any telephonic or other oral Interest Notices. All written Interest Notices are effective only upon receipt by Bank. Each Interest Notice shall be irrevocable and binding upon Borrower.

     7. Special Provisions For LIBOR Pricing.

         a. Inadequacy of LIBOR Loan Pricing. If Bank determines that, by reason of circumstances affecting the interbank eurodollar market generally, deposits in Dollars (in the applicable amounts) are not being offered to United States financial institutions in the interbank eurodollar market for such Interest Period, or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to Bank of making or maintaining a LIBOR Balance for the applicable Interest Period, Bank shall forthwith give notice thereof to Borrower, whereupon until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, (i) the right of Borrower to select an Interest Option based upon the LIBOR Rate shall be suspended, and (ii) Borrower shall be deemed to have converted each LIBOR Balance to the Base Rate Balance in accordance with the provisions hereof on the last day of the then-current Interest Period applicable to such LIBOR Balance.

         b. Illegality. If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for Bank to make or maintain a LIBOR Balance, Bank shall so notify Borrower. Upon receipt of such notice, Borrower shall be deemed to have converted any LIBOR Balance to the Base Rate Balance, on either (i) the last day of the then-current Interest Period applicable to such LIBOR Balance if Bank may lawfully continue to maintain and fund such LIBOR Balance to such day, or (ii) immediately, if Bank may not lawfully continue to maintain such LIBOR Balance to such day.

     8. Extension, Place and Application of Payments. Should the principal of, or any interest on, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension. All payments of principal of, and interest on, this Note shall be made in lawful money of the United States of America in immediately available funds. Payments made to Bank by Borrower hereunder shall be applied first to accrued but unpaid interest and then to outstanding principal.

     9. Advances. Subject to the terms of this Note and the Loan Agreement, Borrower may request advances ("Advances") hereunder and make payments from time to time during the term of this Note, provided that it is understood and agreed that the aggregate principal amount outstanding from time to time hereunder shall not exceed the sum of the Total

Principal Amount. The unpaid balance of this Note shall increase and decrease with each new Advance or payment hereunder as the case may be. This Note shall not be deemed terminated or cancelled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full. Subject to the provisions of this Note and the Loan Agreement, Borrower may borrow, repay and reborrow hereunder from the date hereof until the Maturity Date. Subject to the provisions of Paragraph 6 herein, each Advance hereunder shall be in an amount not less than $100,000.00 or an integral multiple thereof. If any Advance request is received by Bank on or prior to 12:00 p.m. (Dallas, Texas time) on funds designated to accrue interest at the Adjusted Base Rate, Bank shall make available at Bank's office in Dallas, Texas not later than 2:00 p.m. (Dallas, Texas time) on the day of such Advance request (or the date specified in such request), the amount of such request in immediately available funds. If any Advance request is received by Bank after 12:00 p.m. (Dallas, Texas time) on funds designated to accrue interest at the Adjusted Base Rate, Bank shall make available at Bank's office in Dallas, Texas not later than 2:00 p.m. (Dallas, Texas time) on the Business Day after the day of such request (or a later date if specified in such request), the amount of such request in immediately available funds. Each request for an Advance on funds designated to accrue interest at the Adjusted LIBOR Rate must be received by Bank not less than three
(3) Business Days prior to the date upon which the Advance requested is desired by Borrower. Each request for an Advance hereunder must be accompanied by an Interest Notice for the funds to be advanced thereunder; provided, however, if an Interest Notice does not accompany an Advance request, Borrower shall be deemed to have designated the Adjusted Base Rate. Each request for an Advance by Borrower hereunder shall be irrevocable and binding on Borrower. An Advance request may be written or oral and Bank is authorized and directed to honor all telephonic requests for Advances from any person authorized to request Advances hereunder. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring any such telephonic or other oral requests for Advances. All written Advance requests are effective only upon receipt by Bank.

     10. Loan Agreement. This Note is subject to the terms and provisions of the Loan Agreement, which is incorporated herein by reference for all purposes. The holder of this Note is entitled to the benefits provided in the Loan Agreement.

     11. Prepayments; Consequential Loss. Any prepayment made hereunder shall be made together with all interest accrued but unpaid on this Note through the date of such prepayment. Contemporaneously with each prepayment of principal, Borrower shall give Bank written or oral notice indicating whether such prepayment is to be applied to the Base Rate Balance or a particular LIBOR Balance. If such notice is not timely received by Bank, Borrower shall be deemed to have selected to prepay the Base Rate Balance and, if any sums remain after satisfying all of the Base Rate Balance, the remaining sums shall be applied to any LIBOR Balance(s) that Bank determines in its sole discretion. Borrower agrees to indemnify and hold Bank harmless from any loss or liability incurred by Bank in connection with honoring telephonic or other oral notices indicating how a prepayment is to be applied. If Borrower makes any payment of principal with respect to any LIBOR Balance on any day prior to the last day of the Interest Period applicable to such LIBOR Balance, Borrower shall reimburse Bank on demand the Consequential Loss incurred by Bank as a result of the timing of such payment. A certificate of Bank setting forth the basis for the determination of a Consequential Loss shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding as to such determination and amount.

     12. Additional Costs. Borrower agrees to pay to Bank all Additional Costs within ten (10) days of receipt by Borrower from Bank of a statement setting forth the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding upon Borrower absent manifest error. Failure on the part of Bank to demand compensation for any Additional Costs in any Interest Period shall not constitute a waiver of Bank's right to demand compensation for any Additional Costs incurred during any such Interest Period or in any other subsequent or prior Interest Period. The term "Additional Costs" shall mean such additional amount or amounts as Bank shall reasonably determine will compensate Bank for actual costs incurred by Bank in maintaining LIBOR Rates on the LIBOR Balances or any portion thereof as a result of any change, after the date of this Note, in applicable law, rule or regulation or in the interpretation or administration thereof by, or the compliance by Bank with any request or directive from, any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) or by any domestic or foreign court changing the basis of taxation of payments to Bank of the LIBOR Balances or interest on the LIBOR Balances or any portion thereof at an Adjusted LIBOR Rate or any other fees or amounts payable under this Note or the Loan Agreement (other than taxes imposed on all or any portion of the overall net income of Bank by the State of Texas or the Federal government), or imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Bank, or imposing on Bank, as the case may be, or on the London interbank market any other condition affecting this Note, the Loan Agreement or the LIBOR Balances so as to increase the cost of Bank making or maintaining Adjustable LIBOR Rates with respect to the LIBOR Balances or any portion thereof or to reduce the amount of any sum received or receivable by Bank under this Note or the Loan Agreement (whether of principal, interest or otherwise), by an amount deemed by Bank in good faith to be material, but without duplication for Reserve Requirement.

     13. Notices. Except as otherwise specified herein, all notices and requests required or permitted hereunder shall be in writing and shall be deemed to have been given when personally delivered or, if mailed, two Business Days after deposited in a regularly maintained receptacle for the United States Postal Service, postage prepaid, registered or certified, return receipt requested, addressed to Borrower or Bank at the addresses as provided in the Loan Agreement.

     14. Legal Fees. If this Note is placed in the hands of any attorney for collection, or if it is collected through any legal proceeding at law or in equity or in bankruptcy, receivership or other court proceedings, Borrower agrees to pay all costs of collection including, but not limited to, court costs and reasonable attorneys' fees.

     15. Waivers. Borrower and each surety, endorser, guarantor and any other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest, intention to accelerate, acceleration and non-payment, or other notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes; provided, however, this Note may not be amended or modified except by a written instrument signed by the Borrower and the holder hereof. No waiver by Bank of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise shall be considered a waiver of any other subsequent right or remedy of Bank; no delay or omission in the exercise or enforcement by Bank of any rights or remedies shall ever be construed as a waiver of any right or remedy of Bank; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Bank.

     16. Remedies. Upon the occurrence of any Event of Default, the holder hereof may, at its option, (i) declare the entire unpaid balance of principal and accrued but unpaid interest on this Note to be immediately due and payable,
(ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to, any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing.

     17. Spreading. Any provision herein, or in any document securing this Note, or any other document executed or delivered in connection herewith, or in any other agreement or commitment, whether written or oral, expressed or implied, to the contrary notwithstanding, neither Bank nor any holder hereof shall in any event be entitled to receive or collect, nor shall or may amounts received hereunder be credited, so that Bank or any holder hereof shall be paid, as interest, a sum greater than the maximum amount permitted by applicable law to be charged to the person, partnership, firm or corporation primarily obligated to pay this Note at the time in question. If any construction of this Note or any document securing this Note, or any and all other papers, agreements or commitments, indicate a different right given to Bank or any holder hereof to ask for, demand or receive any larger sum as interest, such is a mistake in calculation or wording which this clause shall override and control, it being the intention of the parties that this Note, and all other instruments securing the payment of this Note or executed or delivered in connection herewith shall in all things comply with the applicable law and proper adjustments shall automatically be made accordingly. In the event that Bank or any holder hereof ever receives, collects or applies as interest, any sum in excess of the Maximum Rate, if any, such excess amount shall be applied to the reduction of the unpaid principal balance of this Note, and if this Note is paid in full, any remaining excess shall be paid to Borrower. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Rate, if any, Borrower and Bank or any holder hereof shall, to the maximum extent permitted under applicable law: (a) characterize any nonprincipal payment as an expense or fee rather than as interest, (b) exclude voluntary prepayments and the effects thereof, (c) "spread" the total amount of interest throughout the entire term of this Note; provided that if this Note is paid and performed in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Rate, if any, Bank or any holder hereof shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all advances made by the Bank or any holder hereof under this Note at the time in question.

     18. Choice of Law. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.


                      VERTEX COMMUNICATIONS CORPORATION

                      By:
                         --------------------------------------
                      Name:
                           ------------------------------------
                      Title:
                            -----------------------------------